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                                  Exhibit 99.1


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PRESS RELEASE                                        FOR IMMEDIATE RELEASE
                                                     Contact: John W. Raisbeck
                                                              President and CEO
                                                              (937) 327-1112


                  WESTERN OHIO FINANCIAL CORPORATION ANNOUNCES
                  THIRD QUARTER EARNINGS AND DECLARES DIVIDEND


Springfield, Ohio, October 16, 2003 - Western Ohio Financial Corporation (NASDAQ: WOFC), parent corporation of Cornerstone Bank, Springfield, Ohio, today announced the Company's third quarter earnings and dividend.

A dividend of 25 cents per share will be paid for the third quarter of 2003. The dividend will be payable on November 28, 2003 to shareholders of record on November 14, 2003.

Net income for the three months ended September 30, 2003 was $648,000 compared to $591,000 for the same period in 2002. For the nine months ended September 30, 2003, net income was $1,884,000 compared to $1,672,000 for the same period in 2002.

Net income per share for the three months ended September 30, 2003 on a fully diluted basis, was up 2 cents, from 34 cents for the three months ended September 30, 2002 to 36 cents per share. Net income per share for the first nine months of 2003, on a fully diluted basis, was up 11%, from 96 cents per share at September 30, 2002 to $1.07 per share.

As of September 30, 2003, Western Ohio had total assets of $376,318,000, total deposits of $231,794,000 and shareholders' equity of $43,492,000.

John W. Raisbeck, President and Chief Executive Officer stated, "The increase in earnings year to date for the nine months ending September 30, 2003 versus the same period last year was driven by a 9% increase in assets and a 29% increase in non-interest income while non-interest expense remained unchanged.




When used in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors--including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors--could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



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                       WESTERN OHIO FINANCIAL CORPORATION
                             COMPARATIVE STATISTICS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                               September 30,     December 31,
                                                   2003              2002
                                               -------------     ------------
Total assets                                     $376,318          $346,795
Total loans, net                                  324,416           256,883
Allowance for loan and lease losses                 1,749             1,806
Securities                                         21,376            46,001
Deposits                                          231,794           219,169
Borrowed funds                                     98,748            81,243
Shareholders' equity                               43,492            43,205
Book value per common share outstanding          $  24.87          $  24.62
Market value per share                           $  28.00          $  20.84

                                                   For the Quarter Ended
                                                        September 30,
                                                   2003              2002
                                               -------------     ------------
Net income                                       $    648          $    591
Earnings per share
Basic                                            $   0.37          $   0.34
Diluted                                          $   0.36          $   0.34
Return on average assets                             0.72%             0.68%
Return on average equity                             5.89%             5.43%



                                                     For the Year Ended
                                                        September 30,
                                                   2003              2002
                                               -------------     ------------
Net income                                       $  1,884          $  1,672
Earnings per share
Basic                                            $   1.09          $   0.97
Diluted                                          $   1.07          $   0.96
Return on average assets                             0.72%             0.64%
Return on average equity                             5.77%             5.23%